Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Matria Healthcare, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-100977, 333-90822, 333-72516, 333-72512, 333-69347, 333-42856, 333-02283, 333-0117875, 333-01539, 333-126776, 333-126778 and 333-126779) on Form S-8 and (No. 333-109488 and 333-116200) on Form S-3 of Matria Healthcare, Inc. of our reports dated February 29, 2008, relating to the consolidated balance sheets of Matria Healthcare, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive earnings (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the 2007 Annual Report on Form 10-K of Matria Healthcare, Inc.  Our report with respect to the financial statements refers to the adoption by the Company of the provisions of Financial Accounting Standards Board No. 48, Accounting for Uncertainty in Income Taxes, as of January 1, 2007, Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, as of January 1, 2006, and Statement of Financial Accounting Standards No. 123R, Share-Based Payment, as of January 1, 2006.

KPMG LLP

Atlanta, Georgia
February 29, 2008